Exhibit 21.1

Subsidiaries of ExactTarget, Inc.

ExactTarget Brazil Holding Company, Inc. (DE)

ExactTarget Limited (UK)

Keymail Marketing Limited (UK)

CoTweet, Inc. (DE)

ExactTarget Pty Ltd (Australia)

ExactTarget Tecnologia Ltda. (Brazil)

ExactTarget GmbH (Germany)

ExactTarget Canada, Inc. (Canada)